Exhibit 10.18

Amendment Agreement

relating to the Share Purchase Agreement
I-Motion GmbH Events & Communication

Dated	18 November 2013

By and between

I-Motion Besitz- und Verwaltungsgesellschaft mbH & Co KG (Seller 1)
Mr. Oliver Vordemvenne (Seller 2)
Mr. Nikolaus Schär (Mr. Schär)
I-Motion GmbH Events & Communication (Company)
SFX Entertainment, Inc. (Purchaser)

PARTIES

(1)

I-Motion Besitz- und Verwaltungsgesellschaft mbH & Co KG, a German limited partnership with a limited liability company as general partner, registered with the commercial register of the local court of Koblenz (Amtsgericht Koblenz) under HR A 5302 (“Seller 1”)

(2)	Mr. Oliver Vordemvenne, born on 19 November 1974, resident at Bellinghausener Str. 15, D-53639 Königswinter (“Seller 2”)

(3)	Mr. Nikolaus Schär, born on 27 February 1961, resident at Benzenhahn 25, D-56170 Bendorf (“Mr. Schär”)

(4)	I-Motion GmbH Events & Communication, a German limited liability company, registered with the commercial register of the local court of Koblenz (Amtsgericht Koblenz) under HR B 6269 (the “Company”)

(5)	SFX Entertainment, Inc. (the “Purchaser”)

(Seller 1 and Seller 2 collectively the “Sellers”)

(Seller 1, Seller 2, Mr. Schär, the Company and the Purchaser collectively the “Parties” and each a “Party”)

This Amendment Agreement to the Share Purchase Agreement relating to I-Motion GmbH Events & Communication (the “Agreement”) is entered into on this 18th day of November 2013.

Recitals

(A)                            On 16 July 2013, the Parties entered into a Share Purchase Agreement relating to the acquisition of all of the shares in the Company by the Purchaser (roll of deeds no. 1927 V/2013 of the notary Dr. Hans-Joachim Vollrath in Munich) (as amended, the “SPA”).  The Parties have agreed that Closing shall take place on the date hereof.

(B)                            Prior to the date hereof, the Company has signed an intellectual property purchase agreement relating to the Rufener IP Rights (cf. Section 4.2 (Conditions to Closing, Waiver of Closing Conditions, Right to Withdraw) lit. b) no. (5) of the SPA) as a nominee for SFXE International Holdings C.V. pursuant to a certain nominee agreement (the intellectual property purchase agreement and the nominee agreement are attached hereto (the intellectual property purchase agreement, however, for ease of reference only (zu Beweiszwecken)) as Exhibit (B) (the “Rufener IP Transfer Documents”)).

Pursuant to the Rufener IP Transfer Documents, SFXE International Holdings C.V., or an affiliate on its behalf, are obliged to pay, for the purchase of the Rufener IP Rights, an aggregate amount of EUR 500,000.00 (in words: Euro five hundred thousand).

(C)         The Parties intend to amend the SPA as set forth hereinafter.

Therefore, the Parties agree as follows:

1.            Purchase Price, Common Shares

1.1         Purchase Price

The Parties agree that the Purchase Price pursuant to Section 2.1 (Consideration for the Sold Shares) of the SPA shall equal an amount of USD 16,394,257.28 (in words: United States Dollar sixteen Million three hundred ninety-four thousand two hundred fifty-seven point two eight).  For clarification purposes: the amount pursuant to the preceding sentence shall be final and shall not be subject to any (further) exchange rate protection or other adjustment.

The Purchase Price pursuant to Sentence 1 of this Section 1.1 shall be paid promptly after entering into this Agreement by irrevocable wire transfer from the US of immediately available funds free of costs and bank charges to the Sellers’ bank accounts as follows:

To Seller 1:

Amount:	USD 15,574,544.42
Account holder:	I-Motion Besitz- und Verwaltungs-Ges.mbH & Co. KG
Bank name:	Sparkasse Koblenz
Bank source code:	570 501 20
Account number:	223222
IBAN:	DE25 5705 0120 0000 2232 22
BIC / SWIFT:	MALADE51KOB
Reference:	Purchase of I-Motion GmbH

To Seller 2:

Amount:	USD 819,712.86
Account holder:	Oliver Vordemvenne
Bank name:	Sparkasse Koblenz
Bank source code:	570 501 20
Account number:	102953668
IBAN:	DE64 5705 0120 0102 9536 68
BIC / SWIFT:	MALADE51KOB
Reference:	Purchase of I-Motion GmbH

1.2         Common Shares

The Parties agree that the number of the Common Shares pursuant to Section 3 (Issue of Common Shares) of the SPA shall be 409,357 (in words: four hundred nine thousand three hundred fifty-seven).  For clarification purposes: the number pursuant to the preceding sentence shall be final and shall not be subject to any (further) exchange rate protection.

The Common Shares pursuant to Sentence 1 of this Section 1.2 shall be issued to Seller 1 promptly after entering into this Agreement with effect as of the date hereof.

2.            Amendments to the SPA

2.1         Amendment of Section 2.2 (i) (x) of the SPA

The Parties agree that Section 2.2 (i) (x) of the SPA shall be amended and restated as follows:

“[…] (x) a criminal offence committed by Mr. Schär after 1 January 2013 against the interest of the Company with an economic damage for the Company of at least EUR 10,000.—(Euro ten thousand) or […]”

2.2         Amendment of Exhibit 2.2 of the SPA

The Parties agree that the following language shall be added after Section 2 of Exhibit 2.2 to the SPA:

“License fees paid to affiliated companies (verbundene Unternehmen) within the meaning of Sections 15 et seqq. German Stock Corporation Act (§§ 15ff. AktG) for the use of trademarks acquired under the Rufener IP Transfer Documents shall not be taken into consideration for the calculation of the EBITDA”

3.            Closing

3.1         Closing Date

Except as explicitly set forth herein, the Closing shall be effective as of 18 November 2013 and such date shall be deemed the “Closing Date” within the meaning of the SPA.

3.2         Closing Conditions

The Parties herewith waive any and all Closing Conditions, whereby, for clarification purposes, Section 4.2 lit. f) sentence 2 of the SPA shall continue to apply.

3.3         Closing Actions

a)            The Purchaser acknowledges receipt of the document provided for in Section 4.4 (Actions on the Closing Date) lit. a) of the SPA.

b)            The Purchaser acknowledges receipt of all of the documents provided for in Section 4.4 (Actions on the Closing Date) lit. b) of the SPA.

c)                                   The Company and Mr. Schär herewith enter into the managing director service agreement attached hereto as Appendix 3.3 lit. c) as provided for in Section 4.4 (Actions on the Closing Date) lit. c) of the SPA.

d)            The Company and Seller 2 herewith enter into the managing director service agreement attached hereto as Appendix 3.3 lit. d) – 1 as provided for in Section 4.4 (Actions on the Closing Date) lit. d) of the SPA.  Furthermore, the Company and Seller 2 herewith enter into the company car agreement attached hereto as Appendix 3.3 lit. d) – 2.

3.4         Closing Confirmation

The Parties acknowledge that the Closing Actions pursuant to Section 4.4 (Actions on the Closing Date) lit. e) through g) of the SPA have not yet been performed.  Therefore, with regard exclusively to the following provisions under the SPA, Closing shall occur on the day of fulfillment of the Closing Actions pursuant to Section 4.4 (Actions on the Closing Date) lit. e) and lit. f) of the SPA and Closing Date within the meaning of the following provisions shall be the aforementioned date of fulfillment of the Closing Actions pursuant to Section 4.4 (Actions on the Closing Date) lit. e) and lit. f) of the SPA:

a)            effective transfer of the legal title in the Sold Shares to the Purchaser;

b)            date of accuracy of representations and warranties pursuant to Section 5 (Representations and Warranties of Sellers) of the SPA, in the event und to the extent such representations and warranties refer to the Closing and / or Closing Date;

c)            relevant date regarding the indemnification pursuant to Section 9.8 (Indemnification) of the SPA.

The Parties shall promptly execute the Closing Confirmation attached hereto as Appendix 3.4 after fulfillment of the Closing Actions pursuant to Section 4.4 (Actions on the Closing Date) lit. e) and f) of the SPA, thereby confirming – for evidencing purposes only (nur zu Beweiszwecken) – the effective transfer of the legal title in the Sold Shares (as defined in the SPA) to the Purchaser.

4.            Miscellaneous

4.1         Execution of Agreements

The Parties, except for the Purchaser, herewith sign and enter into the attached agreements as follows:

a)           Cancellation agreement (Vereinbarung zur Aufhebung von Verträgen) attached hereto as Appendix 4.1 lit. a); and

b)           Sellers’ IP transfer agreement (Vertrag zur Übertragung und zur Einräumung von Nutzungsrechten an IP-Rechten) attached hereto as Appendix 4.1 lit. b).

4.2         Confirmations

The Parties, except for the Purchaser, herewith make the following declarations and statements:

a)           Confirmation regarding I-Motion Communication GbR (Bestätigung betreffend die I-Motion Communication GbR) attached hereto as Appendix 4.2 lit. a); and

b)            Confirmation regarding material events, representations, warranties and covenants (Bestätigung betreffend wesentliche Vorfälle, Garantien und Zusicherungen) attached hereto as Appendix 4.2 lit. b).

4.3         Lock-up Agreement

Immediately after the notarization of this Agreement, Seller 1 shall sign and enter into the Lock-Up Agreement attached hereto as Appendix 4.3.

4.4         Notices

All notices, requests and other communications hereunder shall be made in writing in the English language and delivered by hand, by courier, mail or by telefax (provided that the telecopy is promptly confirmed in writing) to the person at the address set forth on the first two pages of this notarial deed, or such other address as may be designated by the respective Party to the other Parties in the same manner:

For each Seller with a copy to:

Dr. Walther Neussel, Dr.-Karl-Aschoff-Str. 9, D-55543 Bad Kreuznach

To the Purchaser with a copy to:

Reed Smith LLP, Attn. Dr. Justus Binder, Von-der-Tann-Str. 2, D-80539 Munich

4.5         Confidentiality

The provisions of Section 10.2 (Confidentiality) of the SPA shall apply mutatis mutandis to this Agreement.

4.6         Costs and Expenses

The notarial fees in connection with the execution of this Agreement shall be borne by the Purchaser.  Each Party shall pay its own expenses, including the costs of its advisors, incurred in connection with this Agreement.

4.7         SPA, Amendments and Waivers

The SPA shall remain unaffected and in full force and effect except set forth otherwise herein.

Any provision of this Agreement (including this Section 4.7) may be amended or waived only if such amendment or waiver is (i) by written instrument executed by all Parties and explicitly refers to this Agreement or (ii) by notarized deed, if required by law.

4.8         Assignments

Except as expressly set forth in this Agreement the Parties may not assign, delegate or otherwise transfer any of their rights or obligations under this Agreement without the consent of the other Parties.

4.9         Set-off and Retention

Except as otherwise provided in this Agreement, the Parties shall not be entitled to set off (aufrechnen) or net off (verrechnen) against any claims of any other Party under or in connection with this Agreement or to exercise any right of retention (Zurückbehaltungsrecht).

4.10       Governing Law; Jurisdiction

a)            This Agreement shall be governed by, and construed in accordance with, the laws of Germany, without regard to principles of conflicts of laws.

b)            All disputes arising out of or relating to this Agreement as well as any disputes relating to its validity, shall be exclusively settled in the courts of Koblenz, Germany.

4.11       Interpretation

a)                                 The headings in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

b)            Terms to which a German translation has been added shall be interpreted as having the meaning assigned to them by the German translation.

c)            Words such as “hereof”, “herein” or “hereunder” refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement.  The term “including” shall mean “including without limitation”.

d)            The Exhibits and Appendices to this Agreement are an integral part of this Agreement and any reference to this Agreement includes this Agreement and the Exhibits as a whole.

e)            Wherever this Agreement refers to a contract or other agreement, such reference shall apply to and include all ancillary agreements, arrangements, amendments, side letters, waivers and other legally binding statements, if any, related thereto.

4.12       Definitions

Except as explicitly set forth otherwise herein, the capitalized terms used in this Agreement shall have the meanings attributed to them in the SPA.  Unless the context requires otherwise, terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

4.13       Severability

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby.  The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision.  The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (Regelungslücke); in this case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

List of Exhibits and Appendices:

Exhibit (B)	Rufener IP Transfer Documents

Appendix 3.3 lit. c)	Managing Director Service Agreement with Mr. Schär

Appendix 3.3 lit. d) – 1	Managing Director Service Agreement with Seller 2

Appendix 3.3 lit. d) – 2	Company Car Agreement with Seller 2

Appendix 3.4	Closing Confirmation

Appendix 4.1 lit. a)	Cancellation agreement

Appendix 4.1 lit. b)	Sellers’ IP transfer agreement

Appendix 4.2 lit. a)	Confirmation regarding I-Motion Communication GbR

Appendix 4.2 lit. b)	Confirmation regarding material events, representations, warranties and covenants

Appendix 4.3	Lock-up Agreement